CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan, 1999 Non-Employee Directors’ Stock Option Plan and the 1999 Employee Stock Purchase Plan; and in the Registration Statement (Form S-8) pertaining to the 1999 Equity Incentive Plan; and in the Registration Statement (Form S-8) pertaining to the 1999 Employee Stock Purchase Plan and the 2002 CEO Option Plan of Scientific Learning Corporation of our report dated February 7, 2003, with respect to the financial statements and schedule of Scientific Learning Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Walnut Creek, California
March 27, 2003